Exhibit 10.1

SECOND AMENDMENT TO PLACEMENT AGENT AGREEMENT

This Second Amendment to Placement Agent Agreement (the “Amendment”) is made as of February 23, 2025, by and between Lipella Pharmaceuticals Inc. (the “Company”) and Spartan Capital Securities, LLC (the “Placement Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Placement Agent Agreement (defined below), as applicable.

WHEREAS, the Company and the Placement Agent are parties to (i) a Placement Agent Agreement, dated December 5, 2024, and (ii) that certain Amendment to Consulting Agreement and Placement Agent Agreement, dated as of December 10, 2024 ((i) and (ii) collectively, the “Placement Agent Agreement”); and

WHEREAS, the parties hereto wish to amend the Placement Agent Agreement to amend or clarify certain terms relating to the Offering.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

  Amendment to Tail Period. Section 4(c) of the Placement Agent Agreement is hereby amended and restated by substituting such subsection in its entirety with the following:

“(c) If the Company receives an investment (other than in the Offering) during the period commencing upon the termination of Placement Agent’s engagement hereunder and ending one (1) year thereafter (the “Tail Period”) from any accredited retail investor who participated in the Offering, the Placement Agent shall be entitled to a fee equal to ten percent (10%) of the gross amount of such investment.”

2.	Registration Rights for Mirror Offering. Section 6(a)(iii) of the Placement Agent Agreement is hereby amended and restated by substituting such subsection in its entirety with the following:

“(iii) The Investors shall have the right to purchase an additional $7,200,000 of Shares (inclusive of a $1,200,000 over allotment option (the “Mirror Over-Allotment Option”)) from the Company at the same terms offered to the Investors in this Offering until six (6) months from the effective date of the Registration Statement registering the reoffer and resale of the initial tranche of Shares. For the avoidance of doubt, should the Company raise $6,000,000 of funds from the offer and sale of additional Shares in a subsequent offering, the total value of the Shares offered would equal $12,000,000 (excluding any exercise of the Over-Allotment Option or Mirror Over-Allotment Option) and the Placement Agent shall receive the same compensation for such subsequent offering as set forth in Section 4 hereof (the “Mirror Offering”). The Company shall file a registration statement registering the reoffer and resale by the Investors in the Mirror Offering of the shares of Common Stock issuable upon conversion of the Shares and all shares of Common Stock underlying the Placement Agent Warrants and Series C Preferred Stock issued to the Placement Agent in connection with the Mirror Offering within thirty (30) days of the first closing of the Mirror Offering and thirty (30) days following each subsequent closing.”

  Amendment to Variable Rate Transaction Restrictions.

(a) The first sentence of Section 6(a)(vii) of the Placement Agent Agreement is hereby amended and restated in its entirety by substituting such sentence with the following:

“(vii) Provided that at least $6,000,000 of Shares are sold in the Offering on or before the Offering Expiration Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company of Common Stock, or any securities of the Company which entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) (or a combination of units thereof), involving a Variable Rate Transaction (as defined in the Placement Agent Agreement) without the Placement Agent’s consent, other than in connection with an Exempt Issuance (as defined below), until the earlier of (i) ninety (90) days after the termination of the Offering and (ii) ten (10) business days after the effective date of the Registration Statement.”

(b) The second sentence of Section 6(a)(vii) of the Placement Agent Agreement is hereby deleted in its entirety.

  Amendment to ATM Facility Restriction. Section 6(a)(viii) of the Placement Agent Agreement is hereby deleted in its entirety.
5.	Amendment to Provide for Additional Penalties for a Late Registration Statement. Section 6(a)(ii) of the Placement Agent Agreement is hereby amended to add the following sentence to the end of such subsection:

“If a Registration Statement registering the reoffer and resale by the Investors in this Offering of the shares of Common Stock issuable upon conversion of the Shares and all shares of Common Stock underlying the Placement Agent Warrants issuable to the Placement Agent pursuant to section 4(b) of this Agreement and Common Stock issuable upon conversion of the Series C Preferred Stock issuable to the Placement Agent pursuant to Section 3 of the Advisory Agreement is not declared effective by the SEC within ninety (90) days of the third Closing of the Offering, the Company agrees that, without the Placement Agent’s consent, it shall not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any such swap, agreement or other transaction described in clauses; provided however that such prohibitions shall not apply to an Exempt Issuance (as defined in Section 6(a)(vii)).”

6.	Effect of Amendment. This Amendment shall be effective as of the date first written above and shall constitute a binding modification to the Placement Agent Agreement. Except as expressly modified herein, all other terms and conditions of the Placement Agent Agreement remain in full force and effect.

7.	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

8.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.	Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment hereto.

10.	Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Lipella Pharmaceuticals Inc.

By: /s/ Jonathan Kaufman
Name: Jonathan Kaufman
Title: Chief Executive Officer

Spartan Capital Securities, LLC

By: /s/ Kim Monchik
Name: Kim Monchik
Title: Chief Administrative Officer